Exhibit 99.1

For immediate release
5429 Lyndon B Johnson
Freeway, Suite 1000
Dallas, TX 75240
(214) 560-9000
Fax: (214) 560-9349
For further information contact:
Ray Schmitz, Executive Vice President & CFO
214-560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES MANAGEMENT CHANGE
July 17, 2009 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), a leading provider of same-day delivery and logistics services in the United States and Canada, today announced that Catherine (“Cathy”) Taylor, President Dynamex USA, has informed the Company that she is resigning effective August 15, 2009. Ms. Taylor’s resignation did not involve any improprieties in the Company’s financial statements, accounting practices or public filings. Cathy was appointed President, Dynamex USA in August, 2007. Mr. James Welch, President and Chief Executive Officer, will assume the duties and responsibilities of this position.
“I want to personally thank Cathy for her years of dedicated service, commitment and many contributions to the success of Dynamex,” said James Welch, President and Chief Executive Officer of Dynamex. “Cathy has worked tirelessly to help make Dynamex the company it is today and I know I speak for everyone in saying we will miss her contributions in the future. We wish Cathy the very best in her new endeavors.”
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About Dynamex
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange

Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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